Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
October 21, 2011	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Generates Strong Wireless Results, Increased Cash

Flow, and FiOS and Strategic Services Growth in 3Q

3Q 2011 HIGHLIGHTS

Consolidated

•	49 cents in diluted earnings per share (EPS), compared with 23 cents per share in 3Q 2010.

•	56 cents per share in adjusted EPS (non-GAAP), which excludes 7 cents per share in non-operational items, compared with 55 cents in adjusted EPS in 3Q 2010.

Wireless

•

$15.0 billion in service revenues in 3Q 2011, up 6.1 percent year over year; data revenues of $6.1 billion, up 20.5 percent, representing 40.6 percent of service revenues; total revenues of $17.7 billion, up 9.1 percent.

•	2.4 percent growth in retail postpaid ARPU over 3Q 2010; retail postpaid data ARPU up 15.7 percent; retail service ARPU also up 2.4 percent.

•	29.0 percent operating income margin; record-high 47.8 percent Segment EBITDA margin on service revenues (non-GAAP), up 60 basis points year over year.

Wireline

•	138,000 FiOS Internet and 131,000 FiOS TV net additions, with increased sales penetration for both products; 4.0 million customers now subscribe to FiOS TV.

•	8.8 percent year-over-year increase in consumer ARPU; FiOS consumer retail revenues represent nearly 60 percent of total consumer revenues.

Verizon News Release, page 2

•	15.6 percent increase in strategic services revenues, representing nearly 50 percent of global enterprise revenues.

NEW YORK – With another strong showing by Verizon Wireless, and continued growth in FiOS and strategic business services, Verizon Communications Inc. (NYSE, Nasdaq: VZ) today reported third-quarter 2011 financial and operational results that keep the company on track to achieve its full-year earnings and revenue guidance.

Verizon reported 49 cents in EPS in the quarter, compared with 23 cents per share in third-quarter 2010.

Adjusted third-quarter 2011 earnings (non-GAAP) of 56 cents per share exclude 7 cents per share for a non-operational charge relating to a remeasurement, based on an actuarial valuation of pension plans. No adjustments were made for the previously announced $250 million (5 cents per share) negative impact in the quarter due to storm-related repair costs and a two-week strike affecting the Wireline segment. Comparable adjusted third-quarter 2010 earnings were 55 cents per share, excluding the impact of non-operational charges, the largest of which was related to pension and benefits remeasurements.

Well-Positioned for 4Q and 2012

“Verizon emerges from the third quarter in a strong position to accelerate growth,” said Lowell McAdam, Verizon president and chief executive officer. “We faced significant challenges in recent months, yet delivered results that keep us on track to meet our 2011 earnings and revenue guidance, with great momentum expected entering 2012. We continue to grow revenues from strategic products and to increase free cash flow through improved operating performance and disciplined capital spending.”

Verizon News Release, page 3

McAdam added, “Verizon Wireless delivered impressive results across the board in the third quarter, and we are geared up for an even better fourth quarter, with new smartphones, tablets and data devices coming to market. In FiOS, we expect to capitalize on pent-up demand and deliver stronger growth in the fourth quarter. In enterprise, the integration of Terremark and recent acquisition of CloudSwitch have significantly improved our competitive positioning.”

Verizon has targeted 2011 adjusted EPS growth of 5 percent to 8 percent from an adjusted base of $2.08 in EPS in 2010, and 2011 revenue growth of 4 percent to 8 percent on a comparable basis with 2010.

Consolidated Revenue and Cash Flow Growth

In third-quarter 2011, Verizon’s total operating revenues were $27.9 billion on a consolidated basis, an increase of 5.4 percent compared with third-quarter 2010. Total operating expenses were $23.3 billion, an increase of 0.7 percent.

Consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter totaled $8.8 billion, up 19.2 percent year over year.

Cash flow from operating activities totaled $21.5 billion in the first nine months of 2011, and capital expenditures totaled $12.5 billion -- on track to meet the company’s full-year guidance of $16.5 billion. From the $9.0 billion in free cash flow (non-GAAP, cash flow from operations less capex) over the first nine months, Verizon has paid $4.1 billion in dividends to shareholders, and in September the Verizon Board of Directors approved a dividend increase for the fifth consecutive year.

Verizon News Release, page 4

Verizon Wireless Delivers Strong Results

In third-quarter 2011, Verizon Wireless again delivered strong growth in revenues, retail customers and other connections, driven by increased smartphone penetration and increased retail postpaid ARPU (average monthly service revenue per user).

Wireless Financial Highlights

•

Service revenues in third-quarter 2011 totaled $15.0 billion, up 6.1 percent year over year. Data revenues were $6.1 billion, up more than $1.0 billion or 20.5 percent year over year, and represent 40.6 percent of all service revenues. Total revenues were $17.7 billion, up 9.1 percent year over year.

•

Retail postpaid ARPU grew 2.4 percent over third-quarter 2010, to $54.89. Retail postpaid data ARPU increased to $22.22, up 15.7 percent year over year. Retail service ARPU also grew 2.4 percent, to $53.21.

•

Wireless operating income margin was 29.0 percent. Verizon Wireless generated $7.2 billion of EBITDA in third-quarter 2011, an increase of 7.5 percent year over year. Segment EBITDA margin on service revenues (non-GAAP) was 47.8 percent, up 60 basis points over third-quarter 2010 and up 240 basis points over second-quarter 2011. This was the highest Segment EBITDA margin on service revenues Verizon Wireless has ever reported.

Wireless Operational Highlights

•

Verizon Wireless added 1.3 million total connections in third-quarter 2011, including 882,000 retail postpaid customers, and 367,000 wholesale and other connections. These additions exclude acquisitions and adjustments.

•

At the end of the third quarter, the company had 107.7 million total connections, an increase of 6.5 percent year over year, consisting of 90.7 million retail customers and 17.0 million wholesale and other connections.

•	At the end of the third quarter, smartphones accounted for 39 percent of the Verizon Wireless retail postpaid customer phone base, up from 36 percent at the end of second-quarter 2011.

•	Retail postpaid churn was 0.94 percent in third-quarter 2011, an improvement of 13 basis points year over year. Total retail churn was 1.26 percent, an improvement of 17 basis points year over year.

•	Verizon Wireless continued to roll out its 4G LTE mobile broadband network, the largest 4G LTE network in the United States, during the quarter. As of yesterday (Oct. 20),

Verizon News Release, page 5

Verizon Wireless 4G LTE service was available in 165 markets covering a population of more than 186 million, across the country. With additional markets planned before year-end, the company’s 4G LTE network build-out is ahead of schedule and has already exceeded the company’s 2011 target of covering a population of 185 million.

•

The company introduced five new 4G LTE devices: the DROID BIONIC by Motorola, Pantech Breakout, Samsung Galaxy Tab 10.1 tablet, Compaq Mini CQ10-688nr netbook and HP Pavilion dm 1-3010nr notebook. On Oct. 14, the Apple iPhone 4S became available on the Verizon Wireless 3G network. On Oct. 18, the company announced that the DROID RAZR by Motorola, a 4G LTE device, will be available in November.

•	Verizon Wireless opened its LTE Innovation Center in Waltham, Mass., in July and its Application Innovation Center in San Francisco in August.

•	The company continued to invest in and enhance its 3G network, the nation’s largest and most reliable 3G network.

•

Verizon Wireless ranked highest in customer care among the major national wireless phone service providers in the J.D. Power and Associates “2011 Wireless Customer Care Performance Study.” Verizon Wireless was also named a Small Business Influencer Champion for 2011 by Small Business Trends and SmallBizTechnology.com.

FiOS, Strategic Services Transform Wireline Revenue Mix

Revenues and customers continued to increase for FiOS fiber-optic services, and sales of strategic services to business customers remained strong -- countering the adverse impacts to Verizon’s Wireline segment in third-quarter 2011. FiOS and strategic services continued to become a larger percentage of the wireline revenue mix.

Wireline Financial Highlights

•	Third-quarter 2011 operating revenues were $10.1 billion, a decline of 1.3 percent compared with third-quarter 2010. Consumer revenues grew 1.1 percent compared with third-quarter 2010.

•

Consumer ARPU for wireline services was $94.20 in third-quarter 2011, up 8.8 percent compared with third-quarter 2010. ARPU for FiOS customers continues to be more than $146. Revenues for Verizon’s FiOS services to consumer retail customers generated nearly 60 percent of consumer wireline revenues in third-quarter 2011, compared with approximately 50 percent in third-quarter 2010.

•	Global enterprise revenues totaled $3.9 billion in the quarter, up 2.1 percent compared with third-quarter 2010. Sales of strategic services -- including Terremark cloud services,

Verizon News Release, page 6

security and IT solutions, and strategic networking -- increased 15.6 percent compared with third-quarter 2010 and now represent nearly 50 percent of global enterprise revenues. Terremark achieved record new sales bookings in third-quarter 2011. International revenue, which makes up approximately 15 percent of global enterprise, grew 9.8 percent year over year.

•

Segment EBITDA (non-GAAP) was $2.2 billion in the quarter, including the $250 million impact from the storms and strike. This compares with $2.3 billion in third-quarter 2010. As a result, segment EBITDA margin (non-GAAP) was 21.4 percent in third-quarter 2011, compared with 22.7 percent in third-quarter 2010.

Wireline Operational Highlights

•

Verizon added 138,000 net new FiOS Internet connections and 131,000 net new FiOS TV connections in third-quarter 2011. Verizon had a total of 4.6 million FiOS Internet and 4.0 million FiOS TV connections at the end of the quarter. With the clearing of FiOS installation backlogs caused by the storms and strike, Verizon expects to add at least 200,000 FiOS Internet and 200,000 FiOS TV customers in fourth-quarter 2011.

•

FiOS penetration (subscribers as a percentage of potential subscribers) continued to increase. FiOS Internet penetration was 35 percent at the end of third-quarter 2011, compared with 31 percent at the end of third-quarter 2010. In the same periods, FiOS TV penetration was 31 percent, compared with 27 percent, respectively.

•

Broadband connections totaled 8.6 million at the end of third-quarter 2011, a 2.8 percent year-over-year increase. FiOS Internet connections more than offset a decrease in DSL-based HSI connections, resulting in a net increase of 20,000 broadband connections from second-quarter 2011. Total voice connections, which measures FiOS Digital Voice connections in addition to traditional switched access lines, declined 7.6 percent to 24.5 million -- the smallest year-over-year decline since fourth-quarter 2006.

•

During the quarter Verizon continued to aggressively execute its global cloud strategy, expanding its portfolio of secure IT solutions and acquiring CloudSwitch, which will enable Verizon to boost industry adoption by simplifying the move to the enterprise cloud. Multinational companies including ARINC adopted Verizon enterprise cloud services during the quarter. In addition, enterprise customers including RWE of Germany, the University of North Carolina at Chapel Hill, Plunkett & Cooney Inc. and Smile Brands Inc. completed new agreements for a wide range of strategic advanced communications and information technology solutions.

•

Verizon also continued to broaden the scope and capabilities of its global network infrastructure. The company completed the integration of Terremark data centers in Florida and Virginia with Verizon’s Global IP network; activated its first 100 gigabit-per-second network route in the United States; expanded its 100G capabilities in Europe; and

Verizon News Release, page 7

completed deployment of advanced network equipment on its global network in Singapore and Sydney.

NOTE: Reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results for the divestiture of overlapping wireless properties in 105 operating markets in 24 states during the first half of 2010; the wireless deferred revenue adjustment that was disclosed in Verizon’s Form 10-Q for the period ended June 30, 2010; the spinoff to Frontier of local exchange and related landline assets in 14 states, effective on July 1, 2010; and other non-operational items. See the accompanying schedules and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to consumer, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, with more than 107 million total connections nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers integrated business solutions to customers in more than 150 countries, including all of the Fortune 500. A Dow 30 company with $106.6 billion in 2010 revenues, Verizon employs a diverse workforce of more than 195,000. For more information, visit www.verizon.com.

####

VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high-quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by email, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This presentation contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of adverse conditions in the U.S. and international economies; the effects of competition in our markets; materially adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; the effect of material changes in available technology; any disruption of our key suppliers’ provisioning of products or services; significant increases in benefit plan costs or lower investment returns on plan assets; the impact of natural disasters, terrorist attacks, breaches of network or information technology security or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any increase in restrictions on our ability to operate our networks; the timing, scope and financial impact of our deployment of broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to complete acquisitions and dispositions; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/11	3 Mos. Ended 9/30/10	% Change	9 Mos. Ended 9/30/11	9 Mos. Ended 9/30/10	% Change

Operating Revenues	$27,913	$26,484	5.4	$82,439	$80,170	2.8

Operating Expenses
Cost of services and sales	11,398	10,671	6.8	33,785	33,539	0.7
Selling, general & administrative expense	7,689	8,407	(8.5)	22,346	26,075	(14.3)
Depreciation and amortization expense	4,179	4,023	3.9	12,316	12,322	—

Total Operating Expenses	23,266	23,101	0.7	68,447	71,936	(4.9)

Operating Income	4,647	3,383	37.4	13,992	8,234	69.9
Equity in earnings of unconsolidated businesses	125	141	(11.3)	347	395	(12.2)
Other income and (expense), net	24	(51)	*	70	11	*
Interest expense	(698)	(597)	16.9	(2,124)	(1,956)	8.6

Income Before Provision for Income Taxes	4,098	2,876	42.5	12,285	6,684	83.8
Provision for income taxes	(556)	(178)	*	(1,875)	(1,115)	68.2

Net Income	$3,542	$2,698	31.3	$10,410	$5,569	86.9

Net income attributable to noncontrolling interest	$2,163	$2,039	6.1	$5,983	$5,659	5.7
Net income (loss) attributable to Verizon	1,379	659	*	4,427	(90)	*

Net Income	$3,542	$2,698	31.3	$10,410	$5,569	86.9

Basic Earnings (Loss) per Common Share
Net income (loss) attributable to Verizon	$.49	$.23	*	$1.56	$(.03)	*

Weighted average number of common shares (in millions)	2,834	2,829		2,832	2,830

Diluted Earnings (Loss) per Common Share (1)
Net income (loss) attributable to Verizon	$.49	$.23	*	$1.56	$(.03)	*

Weighted average number of common shares-assuming dilution (in millions)	2,839	2,830		2,838	2,830

Footnotes:

(1)	If there is a net loss, diluted EPS is the same as basic EPS. Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	9/30/11	12/31/10	$ Change

Assets
Current assets
Cash and cash equivalents	$ 10,324	$ 6,668	$ 3,656
Short-term investments	534	545	(11)
Accounts receivable, net	11,648	11,781	(133)
Inventories	1,153	1,131	22
Prepaid expenses and other	4,111	2,223	1,888

Total current assets	27,770	22,348	5,422

Plant, property and equipment	214,798	211,655	3,143
Less accumulated depreciation	125,955	123,944	2,011

	88,843	87,711	1,132

Investments in unconsolidated businesses	3,461	3,497	(36)
Wireless licenses	73,203	72,996	207
Goodwill	23,541	21,988	1,553
Other intangible assets, net	5,915	5,830	85
Other assets	5,299	5,635	(336)

Total Assets	$ 228,032	$ 220,005	$ 8,027

Liabilities and Equity
Current liabilities
Debt maturing within one year	$ 8,630	$ 7,542	$ 1,088
Accounts payable and accrued liabilities	14,486	15,702	(1,216)
Other	11,520	7,353	4,167

Total current liabilities	34,636	30,597	4,039

Long-term debt	46,285	45,252	1,033
Employee benefit obligations	27,705	28,164	(459)
Deferred income taxes	26,412	22,818	3,594
Other liabilities	5,479	6,262	(783)

Equity
Common stock	297	297	—
Contributed capital	37,912	37,922	(10)
Reinvested earnings	4,619	4,368	251
Accumulated other comprehensive income	1,037	1,049	(12)
Common stock in treasury, at cost	(5,112)	(5,267)	155
Deferred compensation - employee stock ownership plans and other	298	200	98
Noncontrolling interest	48,464	48,343	121

Total equity	87,515	86,912	603

Total Liabilities and Equity	$ 228,032	$ 220,005	$ 8,027

Verizon – Selected Financial and Operating Statistics

Unaudited	9/30/11	12/31/10

Total debt (in millions)	$ 54,915	$ 52,794
Net debt (in millions)	$ 44,591	$ 46,126
Net debt / Adjusted EBITDA (1)	1.3x	1.3x
Common shares outstanding end of period (in millions)	2,831	2,827
Total employees	195,400	194,400
Cash dividends declared per common share	$ 0.5000	$ 0.4875

Footnotes:

(1)	The adjusted EBITDA excludes the effects of non-recurring or non-operational items.

The unaudited condensed consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	9 Mos. Ended 9/30/11	9 Mos. Ended 9/30/10	$ Change

Cash Flows From Operating Activities
Net Income	$ 10,410	$ 5,569	$ 4,841
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	12,316	12,322	(6)
Employee retirement benefits	1,428	5,710	(4,282)
Deferred income taxes	1,901	1,611	290
Provision for uncollectible accounts	754	922	(168)
Equity in earnings of unconsolidated businesses, net of dividends received	102	82	20
Changes in current assets and liabilities, net of effects from acquisition/ disposition of businesses	(2,553)	640	(3,193)
Other, net	(2,846)	(1,742)	(1,104)

Net cash provided by operating activities	21,512	25,114	(3,602)

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(12,546)	(11,744)	(802)
Acquisitions of licenses, investments and businesses, net of cash acquired	(1,854)	(1,027)	(827)
Proceeds from dispositions	—	2,594	(2,594)
Net change in short-term investments	43	(34)	77
Other, net	945	151	794

Net cash used in investing activities	(13,412)	(10,060)	(3,352)

Cash Flows From Financing Activities
Proceeds from long-term borrowings	6,510	—	6,510
Repayments of long-term borrowings and capital lease obligations	(7,420)	(7,941)	521
Increase (decrease) in short-term obligations, excluding current maturities	1,817	(1,097)	2,914
Dividends paid	(4,139)	(4,034)	(105)
Proceeds from sale of common stock	139	—	139
Proceeds from access line spin-off	—	3,083	(3,083)
Other, net	(1,351)	(1,680)	329

Net cash used in financing activities	(4,444)	(11,669)	7,225

Increase in cash and cash equivalents	3,656	3,385	271
Cash and cash equivalents, beginning of period	6,668	2,009	4,659

Cash and cash equivalents, end of period	$ 10,324	$ 5,394	$ 4,930

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/11	3 Mos. Ended 9/30/10	% Change	9 Mos. Ended 9/30/11	9 Mos. Ended 9/30/10	% Change

Operating Revenues
Retail service	$ 14,405	$ 13,479	6.9	$ 42,098	$ 39,795	5.8
Other service	628	689	(8.9)	1,953	1,641	19.0

Service	15,033	14,168	6.1	44,051	41,436	6.3

Equipment	1,800	1,276	41.1	5,242	3,292	59.2
Other	893	806	10.8	2,607	2,531	3.0

Total Operating Revenues	17,726	16,250	9.1	51,900	47,259	9.8

Operating Expenses
Cost of services and sales	5,670	5,017	13.0	17,379	14,428	20.5
Selling, general & administrative expense	4,867	4,543	7.1	14,412	13,486	6.9
Depreciation and amortization expense	2,040	1,836	11.1	5,917	5,475	8.1

Total Operating Expenses	12,577	11,396	10.4	37,708	33,389	12.9

Operating Income	$ 5,149	$ 4,854	6.1	$ 14,192	$ 13,870	2.3
Operating Income Margin	29.0%	29.9%		27.3%	29.3%

Segment EBITDA	$ 7,189	$ 6,690	7.5	$ 20,109	$ 19,345	3.9
Segment EBITDA Service Margin	47.8%	47.2%		45.6%	46.7%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-recurring or non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Verizon Wireless – Selected Operating Statistics

Unaudited	9/30/11	9/30/10	% Change

Connections (000)
Retail postpaid	86,175	82,257	4.8
Retail prepaid	4,533	4,477	1.3

Retail	90,708	86,734	4.6

Wholesale & other connections	16,987	14,361	18.3

Total connections	107,695	101,095	6.5

Unaudited	3 Mos. Ended 9/30/11	3 Mos. Ended 9/30/10	% Change	9 Mos. Ended 9/30/11	9 Mos. Ended 9/30/10	% Change

Net Add Detail (1) (000)
Retail postpaid	882	584	51.0	3,045	1,657	83.8
Retail prepaid	86	(137)	*	120	(483)	*

Retail	968	447	*	3,165	1,174	*

Wholesale & other connections	367	801	(54.2)	2,154	3,202	(32.7)

Total connections	1,335	1,248	7.0	5,319	4,376	21.5

Churn Detail
Retail postpaid	0.94%	1.07%		0.95%	1.02%
Retail	1.26%	1.43%		1.27%	1.39%

Revenue & ARPU Statistics
Total data revenues (in millions)	$ 6,100	$ 5,062	20.5	$ 17,368	$ 14,282	21.6
Retail postpaid data ARPU	$ 22.22	$ 19.21	15.7	$ 21.34	$ 18.39	16.0
Total data as a % of service revenues	40.6%	35.7%		39.4%	34.5%
Retail service ARPU	$ 53.21	$ 51.95	2.4	$ 52.53	$ 51.42	2.2
Retail postpaid ARPU	$ 54.89	$ 53.61	2.4	$ 54.18	$ 53.03	2.2

Retail Postpaid Connection Statistics
Total Smartphone postpaid % of phones sold	59.6%	42.8%		59.7%	39.5%
Total Smartphone postpaid phone base				39.2%	24.4%
Total Internet postpaid base				7.8%	6.7%

Other Operating Statistics
Capital expenditures (in millions)	$ 1,784	$ 2,173	(17.9)	$ 7,186	$ 6,205	15.8

Footnotes:

(1)	Connection net additions exclude acquisitions and adjustments.

The segment financial results and metrics above are adjusted to exclude the effects of non-recurring or non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/11	3 Mos. Ended 9/30/10	% Change	9 Mos. Ended 9/30/11	9 Mos. Ended 9/30/10	% Change

Operating Revenues
Consumer retail	$3,400	$3,364	1.1	$10,177	$10,034	1.4
Small business	670	709	(5.5)	2,047	2,137	(4.2)

Mass Markets	4,070	4,073	(0.1)	12,224	12,171	0.4

Strategic services	1,935	1,674	15.6	5,617	4,867	15.4
Other	1,986	2,167	(8.4)	6,076	6,572	(7.5)

Global Enterprise	3,921	3,841	2.1	11,693	11,439	2.2

Global Wholesale	1,963	2,157	(9.0)	6,035	6,648	(9.2)
Other	195	215	(9.3)	591	680	(13.1)

Total Operating Revenues	10,149	10,286	(1.3)	30,543	30,938	(1.3)

Operating Expenses
Cost of services and sales	5,681	5,658	0.4	16,647	17,010	(2.1)
Selling, general & administrative expense	2,296	2,296	—	6,894	7,105	(3.0)
Depreciation and amortization expense	2,119	2,145	(1.2)	6,343	6,308	0.6

Total Operating Expenses	10,096	10,099	—	29,884	30,423	(1.8)

Operating Income	$53	$187	(71.7)	$659	$515	28.0
Operating Income Margin	0.5%	1.8%		2.2%	1.7%

Segment EBITDA	$2,172	$2,332	(6.9)	$7,002	$6,823	2.6
Segment EBITDA Margin	21.4%	22.7%		22.9%	22.1%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireline – Selected Operating Statistics

Unaudited	9/30/11	9/30/10	% Change

Connections (000)
FiOS TV Subscribers	3,979	3,290	20.9
FiOS Internet Subscribers	4,616	3,885	18.8
FiOS Digital Voice residence connections	1,460	672	*

FiOS Digital connections	10,055	7,847	28.1

HSI and other	3,956	4,455	(11.2)
Total Broadband connections	8,572	8,340	2.8
Primary residence switched access connections	10,456	12,153	(14.0)
Primary residence connections	11,916	12,825	(7.1)

Total retail residence voice connections	12,809	13,919	(8.0)
Total voice connections	24,519	26,544	(7.6)

Unaudited	3 Mos. Ended 9/30/11	3 Mos. Ended 9/30/10	% Change	9 Mos. Ended 9/30/11	9 Mos. Ended 9/30/10	% Change

Net Add Detail (000)
FiOS TV Subscribers	131	204	(35.8)	507	540	(6.1)
FiOS Internet Subscribers	138	226	(38.9)	534	599	(10.9)
FiOS Digital Voice residence connections	265	326	(18.7)	643	653	(1.5)

FiOS Digital connections	534	756	(29.4)	1,684	1,792	(6.0)

HSI and other	(118)	(165)	(28.5)	(354)	(419)	(15.5)
Total Broadband connections	20	61	(67.2)	180	180	—
Primary residence switched access connections	(490)	(586)	(16.4)	(1,301)	(1,490)	(12.7)
Primary residence connections	(225)	(260)	(13.5)	(658)	(837)	(21.4)

Total retail residence voice connections	(278)	(333)	(16.5)	(807)	(1,046)	(22.8)
Total voice connections	(478)	(594)	(19.5)	(1,482)	(1,779)	(16.7)

Revenue & ARPU Statistics
Consumer ARPU	$ 94.20	$ 86.55	8.8	$ 92.34	$ 84.18	9.7
FiOS revenues (in millions)	$ 2,109	$ 1,780	18.5	$ 6,077	$ 5,029	20.8
Strategic services as a % of total Enterprise revenues	49.4%	43.6%		48.0%	42.5%

Other Operating Statistics
Capital expenditures (in millions)	$ 1,617	$ 1,751	(7.7)	$ 4,767	$ 5,098	(6.5)

Wireline employees (000)				92.8	97.5
FiOS Internet Open for Sale (000)				13,358	12,525
FiOS Internet penetration				34.6%	31.0%
FiOS Video Open for Sale (000)				13,023	12,077
FiOS Video penetration				30.6%	27.2%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Reconciliations – Verizon

Adjusted EBITDA

(dollars in millions)

Unaudited	3 Months Ended 9/30/10	3 Months Ended 12/31/10	12 Months Ended 12/31/10	3 Months Ended 3/31/11	3 Months Ended 6/30/11	3 Months Ended 9/30/11

Verizon Consolidated EBITDA
Consolidated net income	$ 2,698	$ 4,648	$ 10,217	$ 3,264	$ 3,604	$ 3,542
Add/subtract non-operating items:
Provision for income taxes	178	1,352	2,467	617	702	556
Interest expense	597	567	2,523	709	717	698
Other (income) and expense, net	51	(43)	(54)	(36)	(10)	(24)
Equity in earnings of unconsolidated business	(141)	(113)	(508)	(101)	(121)	(125)

Operating Income	3,383	6,411	14,645	4,453	4,892	4,647
Add: depreciation and amortization expense	4,023	4,083	16,405	4,024	4,113	4,179

Consolidated EBITDA	$ 7,406	$ 10,494	$ 31,050	$ 8,477	$ 9,005	$ 8,826

Y/Y % Change						19.2%

Other Items (Before Tax)
Merger Integration & Acquisition Related Charges	134	392	765	—	—	—
Access Line Spin-Off Related Charges	67	—	407	—	—	—
Impact of Divested Operations	—	—	(1,168)	—	—	—
Severance, Pension, and Benefit Charges	1,188	(2,030)	3,054	—	—	329
Deferred Revenue Adjustment	—	—	268	—	—	—

	1,389	(1,638)	3,326	—	—	329

Consolidated Adjusted EBITDA	$ 8,795	$ 8,856	$ 34,376	$ 8,477	$ 9,005	$ 9,155

Net Debt to Adjusted EBITDA

(dollars in millions)

Unaudited	12/31/10	9/30/11

Verizon Net Debt
Debt maturing within one year	$ 7,542	$ 8,630
Long-term debt	45,252	46,285

Total Debt	52,794	54,915
Less: cash and cash equivalents	6,668	10,324

Net Debt	$ 46,126	$ 44,591

Net Debt to Adjusted EBITDA	1.3x	1.3x

Verizon Communications Inc.

Reconciliations – Verizon

Adjusted EPS

Unaudited	3 Months Ended 9/30/10	12 Months Ended 12/31/10	3 Months Ended 9/30/11

Earnings Per Share, Reported	$0.23	$0.90	$0.49
Merger Integration & Acquisition Related Charges	0.02	0.14	—
Access Line Spin-Off Related Charges	0.04	0.12	—
Severance, Pension, and Benefit Charges	0.26	0.67	0.07
Medicare Part D Subsidy Charges	—	0.34	—
Deferred Revenue Adjustment	—	0.03	—
Impact of Divested Operations	—	(0.13)	—

Adjusted EPS	$0.55	$2.08	$0.56

Note:  EPS may not add due to rounding

Free Cash Flow

(dollars in millions)

Unaudited	9 Mos. Ended 9/30/11

Net cash provided by operating activities	$ 21,512
Less: capital expenditures	12,546

Free Cash Flow	$ 8,966

Verizon Communications Inc.

Reconciliations – Segments

Verizon Wireless

(dollars in millions)

Unaudited	3 Months Ended 9/30/10	3 Months Ended 6/30/11	3 Months Ended 9/30/11

Verizon Wireless Segment EBITDA
Operating income	$4,854	$4,692	$5,149
Add: depreciation and amortization expense	1,836	1,978	2,040

Verizon Wireless Segment EBITDA	$6,690	$6,670	$7,189

Verizon Wireless total operating revenues	$16,250	$17,293	$17,726

Verizon Wireless service revenues	$14,168	$14,707	$15,033

Verizon Wireless operating income margin	29.9%	27.1%	29.0%

Verizon Wireless Segment EBITDA service margin	47.2%	45.4%	47.8%

EBITDA Y/Y % Change			7.5%

Wireline

(dollars in millions)

Unaudited	3 Months Ended 9/30/10	3 Months Ended 9/30/11

Wireline Segment EBITDA
Operating income	$187	$53
Add: depreciation and amortization expense	2,145	2,119

Wireline Segment EBITDA	$2,332	$2,172

Total operating revenues	$10,286	$10,149

Wireline operating income margin	1.8%	0.5%

Wireline Segment EBITDA margin	22.7%	21.4%